 Steven J. Bilodeau Joins Cohu’s Board of Directors

POWAY, Calif., November 30, 2009 — Cohu, Inc. (NASDAQ:COHU) today announced that Steven J. Bilodeau has been elected to the Cohu Board of Directors.

“Steve’s broad experience in business and technology, proven success and leadership in the semiconductor and semiconductor equipment industries make him a great addition to Cohu’s Board of Directors,” said James A. Donahue, President and Chief Executive Officer.

Mr. Bilodeau has more than thirty years experience in general management, engineering and operations.  He was Chairman and Chief Executive Officer of Standard Microsystems Corporation (SMSC) from 1999-2008.  From 1985-1998 he served in various executive positions at RVSI, most recently as President of the Semiconductor Equipment Group.  He currently is Chairman of SMSC and a director of Conexant Systems, Inc., NuHorizons Electronics Corp. and Gennum Corporation.

Mr. Bilodeau holds BS and MS degrees from the Massachusetts Institute of Technology and an MBA from Harvard.

About Cohu:

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106